Exhibit 14.3

RILEY EXPLORATION PERMIAN, INC.
CORPORATE GOVERNANCE GUIDELINES

Adopted as of February 26, 2021

I.	The Board of Directors

A.	Size of Board

The number of directors that constitutes the Board of Directors (the “Board”) of Riley Exploration Permian, Inc. (the “Company”) will be fixed from time to time pursuant to the Company’s Certificate of Incorporation and Bylaws (as amended from time to time). The Board is responsible for reviewing the advisability or need for any changes in the number and composition of the Board.

B.	Qualification Standards

Once required, the Board will have a majority of directors who are “Independent Directors” as defined by the listing requirements of the NYSE American (the “NYSE American”). Each year, the Nominating & Corporate Governance Committee will review the relationships between the Company and each director and will report the results of its review to the Board, which will then determine which directors satisfy the applicable independence standards.

The Nominating & Corporate Governance Committee is responsible for identifying individuals qualified to become Board members. Nominees for directorship will be selected by the Nominating & Corporate Governance Committee in accordance with the policies and principles in its charter. An invitation to join the Board should be extended by the Board itself, by the Chairman of the Nominating & Corporate Governance Committee or by the Chairman of the Board.

C.	Director Responsibilities

The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be the best interests of the Company and its stockholders. In discharging this obligation, directors should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting. Attendance at Board and committee meetings should be considered by the Board in assessing each director’s performance.

D.	Service on Other Boards

No director should serve on so many other public or private company boards that his or her ability to devote the appropriate time and attention to duties of the Board would be compromised. In advance of accepting an invitation to serve on another public or private company board, directors should advise the Chairman of the Board to allow an assessment to be made of, among other things, the potential impact of such service on the director’s time and availability, potential conflict of interest issues and the director’s status as an independent director.

E.	Chairman of the Board

The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue each time it elects a new Chief Executive Officer.

F.	Meetings of the Board

The Board will hold meetings on at least a quarterly basis.  The Chairman of the Board will establish the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda. Each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

G.	Meetings of Non-Management Directors

The non-management directors will have regularly scheduled meetings in executive session. In the event that the non-management directors include directors who are not independent under the listing requirements of the NYSE American, then at least once a year, there should be an executive session including only independent directors. The director who presides at these meetings (the “Lead Director”) will be chosen by the Board. The Lead Director is responsible for preparing an agenda for the meetings of the independent directors in executive session. Either the name of the Lead Director (if one Lead Director is chosen to preside at all the meetings) or the procedure by which a Lead Director is selected (if the same person is not the Lead Director at every meeting) will be disclosed in the Company’s proxy statement for its annual meeting of stockholders or, if the Company does not file an annual proxy statement, in its Annual Report on Form 10-K.

H.	Board Interaction with External Constituencies

The Board believes that the management speaks for the Company. As such, individual directors will not meet or otherwise directly communicate with stockholders, research analysts, vendors, the press or other external constituencies on behalf of the Company unless the communication is (1) requested by the Chairman of the Board, the Chief Executive Officer, or the full Board or (2) required to discharge his or her duties as set forth in committee charters.

I.	Director Compensation

The Board will conduct a periodic review of director compensation and set the form and amount of director compensation. The Board will consider that a director’s independence may be jeopardized if (1) director compensation and perquisites exceed customary levels, (2) the Company makes substantial charitable contributions to organizations with which a director is affiliated or (3) the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated. Directors who are employees of the Company may not receive any additional compensation for service on the Board.

J.	Annual Performance Evaluation of the Board

Each year, the Board will conduct an annual performance review. As part of this process, the Board will receive comments from all directors and conduct an assessment of the Board’s performance.

K.	Director Orientation and Continuing Education

The Board is responsible for developing and evaluating an orientation and continuing education program for directors.

L.	Board Member Attendance at the Annual Meetings of Stockholders

Directors are encouraged to attend the Company’s annual meeting of stockholders.

M.	Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders and other interested parties. Stockholders and any other interested parties may send communications to the Board, any committee of the Board, the Chairman of the Board, the Lead Director or any other director in particular to:

Riley Exploration Permian, Inc.
29 East Reno, Suite 500
Oklahoma City, OK 73104

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s Compliance Officer will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s Compliance Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

II.	Committees of the Board of Directors

A.	Committees

The Board will have at all times an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee. However, the Board may, from time to time, establish and maintain additional committees as necessary or appropriate. Committee members will be appointed by the Board upon recommendation of the Nominating & Corporate Governance Committee, with consideration given to the desires of individual directors.

All of the members of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee must satisfy the independence and experience requirements detailed in their respective committee charters. The Nominating & Corporate Governance Committee will determine whether or not each director is independent, disinterested, and a non-employee or outside director under the standards applicable to the committees on which such director is serving or may serve, and will report the results of its review to the Board. The Board will then determine which directors qualify as independent, disinterested, non-employee or outside directors under applicable standards.

B.	Committee Charters

Committee charters will set forth the authority and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters will also provide that each committee will evaluate its performance.

C.	Committee Meetings

The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. Committee members are free to suggest the inclusion of items on the agenda. Committee members are free to raise at any Committee meeting subjects that are not on the agenda for that meeting.

D.	Annual Performance Evaluation of the Committees

The Board will conduct the annual performance review of its committees. Further, if and when required under each committee’s charter, such committee will also conduct its own annual performance review. As part of this process, the Chairman of each committee will report to the full Board about the committee’s annual evaluation of its performance and review of its charter.

III.	Director Access to Independent Advisors and Management

The Board and each committee has the power to hire independent legal, financial or other experts and advisors as it may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.

The Board welcomes regular attendance at each Board meeting of the Company’s officers.

IV.	Management Evaluation and Succession Planning

The Board will conduct the annual performance review of the Company’s management, including its Chief Executive Officer.

The Board will meet periodically on succession planning. The Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

V.	Review of Governance Policies

The Board periodically will review and reassess the adequacy of these Guidelines and approve any necessary changes. In addition, the Board will consider any other corporate governance issues that arise from time to time and will take such action as appropriate to address such issues. Such review will include management’s monitoring of the Company’s compliance programs and Code of Business Conduct and Ethics, including a report of violations and waivers of the Code of Business Conduct and Ethics.

VI.	Posting Requirement

The Company should post these Guidelines, the charters of each Board committee and the Company’s Code of Business Conduct and Ethics on the Company’s website as required by applicable rules and regulations. In addition, the Company should disclose in its proxy statement for its annual meeting of stockholders or, if the Company does not file a proxy statement, in its Annual Report on Form 10-K, that a copy of each document is available on the Company’s website and provide the website address.